Allstar Systems Announces Sale Of It's Telecom Systems Division

HOUSTON, March 17, 2000 /PRNewswire/ -- Allstar Systems, Inc. (Nasdaq:ALLS), today announced that it has consummated a transaction with Communications World International, Inc. ("CommWorld") (OTC Bulletin Board: CWII) in which CommWorld has purchased certain assets and the ongoing business operations of its Telecom Systems division.

In the transaction, Allstar Systems will sell its inventory and work-in-process projects to CommWorld. CommWorld will offer employment to all of Allstar
Systems' Telecom Systems division employees and will support the customers to whom Allstar Systems has provided telephone systems and/or support in the past. Price and Terms were not disclosed. Related to this transaction, Allstar Systems that it expects to recognize a loss on disposal of approximately $1.1 million net of tax in its fourth quarter ending December 31, 1999. For the nine months ended September 30, 1999, the Telecom Systems division produced a loss from operations of $979,000 before interest and taxes.

James H. Long, President and Chief Executive Officer of Allstar Systems stated, "From a financial results perspective, we have not been successful in our attempts to operate this business unit. Our board of directors decided in the fourth quarter of 1999 to seek a divestiture of the Telecom Division through a sale of the division to a third party or otherwise. We sought out and found a solution that we believe is the best possible alternative. We believe that CommWorld, which has a long track record of success and growth in the telecommunications systems industry, will take excellent care of the loyal customers and employees of our Telecom Systems division."

Jim Ciccarelli, CEO of CommWorld, stated, "We are excited about our entrance into the Houston market and this transaction with Allstar Systems. We look forward to the opportunity to build upon the base of loyal customers that Allstar Systems has built. With CommWorld's industry and operational expertise, we believe that we will be able to quickly build a dominant organization in the Houston market. Allstar Systems' Telecom Systems division presence in the Dallas market will complement our already strong presence in that market. This transaction will continue our rapid expansion in the Texas market and complement our existing operations in the Dallas/Ft. Worth metroplex area.

The statements contained in this document that are not historical facts, including but not limited to, statements identified by the use of terms such as "anticipate," "appear," "believe," "could," "estimate," "expect," "hope," "indicate," "intend," "likely," "may," "might," "plan," "potential," "seek," "should," "will," "would," and other variations or negative expressions of these terms, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in the forward-looking statements in this document could differ materially from those stated in the forward looking statements due to numerous factors including the risks and uncertainties set forth from time to time in the Allstar Systems' other public reports and filings and public statements. Recipients of this document are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements.

For additional information contact:

James H. Long
President and Chief Executive Officer
(713) 795-2301